Exhibit 6.2

Addendum to Acquisition Agreement by and Between American Diversified Energy, LLC and Renewable Energy Capital, LLC, Dated December 14th, 2017

This addendum (the “Addendum”) is entered into as of December 20, 2017, by and between American Diversified Energy, LLC, a Delaware Limited Liability Company (“ADE”) and Renewable Energy Capital, LLC, a Florida Limited Liability Company (“REC”).

ADE has completed it’s due diligence of the Project Site and determined that there is only enough area on the rooftop to accommodate a 500KW solar system. As a result, the following changings have been agreed to by both Parties and are being made to the Acquisition Agreement dated December 14, 2017.

Instead of the first payment of Seventy Five Thousand Dollars ($75,000) to be paid to REC. The first payment will be paid to the following schedule:

Twenty-Five Thousand Dollars ($25,000) to be paid into REC’s Wells Fargo Bank, N.A. account on December 21, 2017.

Adjustment to final payments to be based on .30 per DCwatt increase or decrease.

Wells Fargo Bank, N.A.

Routing Number: XXXXXXXXX

Account Number: XXXXXXXXXX

Account Name: Renewable Energy Capital LLC

401 B Street, Suite 101

San Diego, CA 92101 USA

Forty Thousand Dollars ($40,000) to be paid into REC’s attorneys Jennifer Zuch IOLA Trust TD Bank account on December 21, 2017.

IOLA Trust TD Bank

Routing Number: XXXXXXXXX

Account Number: XXXXXXX

333 West 56th Street, Suite 10H NY, NT 10019

IN WITNESS WHEREOF, each ADE and REC has caused the Addendum to be signed by their authorized representatives as of the day and years above written.

/s/ Neil Zoller

Neil Zoller, President

And Managing Partner ADE

/s/ Alex Lemus

By: Alex Lemus Managing Partner, REC

Title: Managing Partner